Exhibit 10.10

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ICORIA, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE TERM NOTE

FOR VALUE RECEIVED, ICORIA, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its registered assigns or successors in interest, on order, the sum of Five Million Dollars ($5,000,000), together with any accrued and unpaid interest hereon, on October 19, 2007 (the “Maturity Date”) if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (as amended, modified or supplemented from time to time, the “Purchase Agreement”).

The following terms shall apply to this Note:

ARTICLE I

INTEREST & AMORTIZATION

1.1(a) Interest Rate. Subject to Sections 4.11 and 5.6 hereof, interest payable on this Note shall accrue at a rate per annum (the “Interest Rate”) equal to the “prime rate” published in The Wall Street Journal from time to time, plus two and one-half percent (2.50%). The prime rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Subject to Section 1.1(b) hereof, the Interest Rate shall not be less than seven percent (7.0%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on November 1, 2004 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a “Repayment Date”).

1.1 (b) Interest Rate Adjustment. The Interest Rate shall be calculated on the last business day of each month hereafter until the Maturity Date (each a “Determination Date”) and shall be subject to adjustment as set forth herein. If (i) the Borrower shall have registered the shares of the Borrower’s common stock underlying each of the conversion of the Note and that certain warrant issued to

Holder on a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), and (ii) the closing price (the “Market Price”) of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined below) for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Interest Rate for the succeeding calendar month shall automatically be reduced by 140 basis points (140 b.p.) (1.40%) for each incremental twenty five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained in herein), in no event shall the Interest Rate be less than zero percent (0%).

For Example

Date	Market Price	Fixed Conversion Price	Premium
10/25	$0.65	$0.50	30%
10/26	$0.66	$0.50	32%
10/27	$0.64	$0.50	28%
10/28	$0.65	$0.50	30%
10/29	$0.67	$0.50	34%

Determination Date: November 1

Since the premium above the Fixed Conversion Price is greater than or equal to 25% for the five days prior to November 1, the Interest Rate will be reduce by 1.40% to Prime plus 1.10% (Prime plus 2.50% less 1.40%) effective November 1.

On December 1, the same calculation will occur. If the premium above the Fixed Conversion Price for the 5 trading days prior to December 1 is still greater than or equal to 25%, the Interest Rate will remain Prime plus 1.10%. However, if the premium for any of the five trading days prior to December 1, was less than 25%, the Interest Rate will revert back to Prime + 2.50%.

1.2 Minimum Monthly Principal Payments. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the “Principal Amount”) shall begin on May 1, 2005 and shall recur on the first business day of each succeeding month thereafter until the Maturity Date (each, an “Amortization Date”). Subject to Article 3 below, beginning on the first Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date, each in the amount of $161,290.32, together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note, the Purchase Agreement or any other Related Agreement but have not been paid (collectively, the “Monthly Amount”). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

ARTICLE II

CONVERSION REPAYMENT

2.1 (a) Payment of Monthly Amount in Cash or Common Stock. If the Monthly Amount (or a portion thereof of such Monthly Amount if such portion of the Monthly Amount would have been converted into shares of Common Stock but for Section 3.2) is required to be paid in cash pursuant to Section 2.1(b), then the Borrower shall pay the Holder an amount equal to 100% of the Monthly Amount due and owing to the Holder on the Repayment Date in cash. If such repayment in cash is required, in whole or part, the underlying data as reported by Bloomberg, L.P., used to support such calculations, will be provided to the Borrower upon request. If the Monthly Amount (or a portion of such Monthly Amount if not all of the Monthly Amount may be converted into shares of Common Stock pursuant to Section 3.2) is required to be paid in shares of Common Stock pursuant to Section 2.1(b), the number of such shares to be issued by the Borrower to the Holder on such Repayment Date (in respect of such portion of the Monthly Amount converted into in shares of Common Stock pursuant to Section 2.1(b)), shall be the number determined by dividing (x) the portion of the Monthly Amount converted into shares of Common Stock, by (y) the then applicable Fixed Conversion Price. For purposes hereof, the initial “Fixed Conversion Price” means $0.53 which has been determined on the date of this Note as an amount equal to 110% of the average closing price for ten (10) trading days immediately prior to the date of this Note. .

(b) Monthly Amount Conversion Guidelines. Subject to Sections 2.1(a), 2.2, and 3.2 hereof, the Holder shall convert into shares of Common Stock all or a portion of the Monthly Amount due on each Repayment Date according to the following guidelines (the “Conversion Criteria”): (i) the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the six (6) trading days immediately preceding such Repayment Date shall be greater than or equal to 110% of the Fixed Conversion Price and (ii) the amount of such conversion does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) day trading period immediately preceding the applicable Repayment Date. If the Conversion Criteria are not met, the Holder shall convert only such part of the Monthly Amount that meets the Conversion Criteria. Any part of the Monthly Amount due on a Repayment Date that the Holder has not been able to convert into shares of Common Stock due to failure to meet the Conversion Criteria, shall be paid by the Borrower in cash at the rate of 100% of the Monthly Amount otherwise due on such Repayment Date, within six (6) business days of the applicable Repayment Date.

For Example,

Date	Shares Traded	Market Price	Daily Dollar Volume
11/01	70,000	$0.65	45,500
11/02	50,000	$0.63	31,500
11/03	80,000	$0.65	52,000
11/04	100,000	$0.67	67,000
11/05	70,000	$0.65	45,500
11/08	50,000	$0.63	31,500
11/09	80,000	$0.62	49,600
11/10	100,000	$0.63	63,000
11/11	70,000	$0.65	45,500
11/12	50,000	$0.67	33,500
11/15	80,000	$0.65	52,000
11/18	100,000	$0.63	63,000
11/19	70,000	$0.62	43,400
11/20	50,000	$0.63	31,500
11/21	80,000	$0.65	52,000
11/22	100,000	$0.67	67,000
11/25	70,000	$0.65	45,500
11/26	50,000	$0.63	31,500
11/27	80,000	$0.62	49,600
11/28	100,000	$0.65	65,000
11/29	100,000	$0.70	70,000
11/30	100,000	$0.60	60,000
	1,700,000		$1,095,100

Repayment Date: December 1

Aggregate dollar trading volume of the ICOR common stock during the 22 trading days prior to December 1 equals $1,095,100.

Given the premium above the Fixed Conversion Price is greater than 10% for the six trading days prior to December 1, Laurus will convert into common stock an amount that equals the Monthly Amount due. However, this amount will be limited to 25% of the aggregate dollar trading volume of $1,095,000 or $273,775. Therefore, if the Monthly Amount due was $300,000, Laurus would not have to convert more than $273,775 and the Company would have to pay in cash the remaining $26,225.

2.2 No Effective Registration. Notwithstanding anything to the contrary herein, none of the Borrower’s obligations to the Holder may be converted into Common Stock unless (i) either (x) an effective current Registration Statement (as defined in the Registration Rights Agreement)

covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists or (y) an exemption from registration of the Common Stock is available to pursuant to Rule 144 of the Securities Act and (ii) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder’s option.

2.3 Optional Redemption in Cash. The Borrower will have the option of prepaying this Note (“Optional Redemption”) by paying to the Holder a sum of money equal to (i) in the event such prepayment occurs prior to the one year anniversary of the Closing Date, one hundred twenty percent (120%) of the principal amount of this Note then outstanding, (ii) in the event such prepayment occurs on or after the one year anniversary of the Closing Date and prior to the two year anniversary of the Closing Date, one hundred fifteen percent (115%) of the principal amount of this Note then outstanding and (iii) in the event such prepayment occurs after the two year anniversary of the Closing Date, one hundred ten percent (110%) of the principal amount of this Note then outstanding, in each case, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement, or any Related Agreement (the “Redemption Amount”) outstanding on the Redemption Payment Date (as defined below). The Borrower shall deliver to the Holder a written notice of redemption specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be seven (7) business days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending conversion pursuant to Section 3.1, or for conversions pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder’s conversion had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

ARTICLE III

CONVERSION RIGHTS

3.1. Holder’s Conversion. The Holder shall have the right, but not the obligation to convert the then outstanding principal of this Note (in excess of the amounts set forth in Section 2.1(b) hereof), together with interest and fees due hereon, into shares of Common Stock subject to the terms and conditions set forth in this Article III. The Holder will give notice of such conversion by delivery to the Borrower of a written notice of conversion not less than one (1) business day prior to the date upon which such conversion shall occur. The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”

3.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between 4.99% of the outstanding shares of Common Stock of the Borrower and the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of warrants held by such Holder. The Holder shall not take a long position in the Borrower’s Common Stock for the purpose, or any other reason, that would result in the Holder’s inability to convert this Note into Common Stock because of the limitations contained in this provision. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Holder may void the Conversion Share limitation described in this Section 3.2 upon 75 days prior notice to the Borrower or upon an Event of Default, without any notice requirement beyond any applicable grace period.

At no time shall the beneficial ownership exceed 19.99% of the issued and outstanding Common Stock. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Borrower and acquirable by the Holder at a price below $0.49 per share pursuant to the terms of this Note, the Purchase Agreement or any Related Agreement, shall not exceed an aggregate of shares of the Borrower’s Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the “Maximum Common Stock Issuance”), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Borrower’s shareholders. If at any point in time and from time to time the number of shares of Common Stock issued pursuant to the terms of this Note, the Purchase Agreement or any Related Agreement, together with the number of shares of Common Stock that would then be issuable by the Borrower to the Holder in the event of a conversion or exercise pursuant to the terms of this Note, the Purchase Agreement or any Related Agreement, would exceed the Maximum Common Stock Issuance but for this Section 3.2, the Holder’s actions shall be stayed, and Borrower shall promptly call a shareholders meeting within (90) ninety days of Holder’s notice to Borrower of such an event to solicit shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance.

3.3 Mechanics of Holder’s Conversion. (a) Holder shall give notice of such future Conversions under Section 3.1 hereof by delivering an executed and completed notice of conversion (“Notice of Conversion”) to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within seven (7) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b) Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within (three (3) business days of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

3.4 Conversion Mechanics.

(a) The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price. In the event of any conversions of outstanding principal amount under this Note in part pursuant to this Article III, such conversions shall be deemed to constitute conversions of outstanding principal amount applying to Monthly Amounts for the remaining Repayment Dates in chronological order.

(b) The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

A. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price or the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

B. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

C. Subject to the provisions of this Section 3.4, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset pursuant to the formula below. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price at the time of issuance of such securities.

If the Corporation issues any additional shares pursuant to Section 3.4 above then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

A + B
(A + B) + [((C – D) x B) / C]

A = Total amount of shares convertible pursuant to this Note.

B = Actual shares sold in the offering

C = Fixed Conversion Price

D = Offer Price per share

D. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

E. To the extent there are fractional shares, or dollar values smaller that one (1) cent, they shall be rounded to the nearest share or cent.

3.5 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article IV, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

3.6 Mandatory Conversion. Notwithstanding anything herein to the contrary, subject to the conversion limitations set forth in Section 3.2, if, after the date a registration statement covering the resale of the Conversion Shares is declared effective, and so long as such registration statement remains effective, (A) the closing price for any ten (10) consecutive trading days (a “Conversion Period”) exceeds 400% of the then effective Fixed Conversion Price, which as of the date of this Agreement is $2.12, the Holder will, within ten (10) trading days of any such Conversion Period, convert all or part of the then outstanding Principal Amount of this Note plus all accrued, but unpaid interest thereon. The Holder shall only be required to effect such a conversion referred to in the immediately preceding sentence if each of the following shall be true: (i) there is an effective registration statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Conversion Shares issued to the Holder (or such Conversion Shares are eligible under Rule 144 of the Securities Act); (ii) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Conversion Shares as are issuable to the Holder upon such conversion of this Note pursuant to this Section 3.6 and (iii) the amount of this Note to be so converted pursuant to this Section 3.6 (when combined with the amount of any other promissory note issued by the Borrower to the Holder required to be similarly manditorily converted) does not exceed 25% of the aggregate dollar trading volume of the Common Stock during the Conversion Period. There shall be only one Conversion Period during any 30 trading day period.

For Example,

Date	Shares Traded	Market Price	Daily Dollar Volume
10/18	100,000	$0.63	63,000
10/19	70,000	$0.62	43,400
10/20	50,000	$0.63	31,500
10/21	80,000	$0.65	52,000
10/22	100,000	$0.67	67,000
10/25	70,000	$0.65	45,500
10/26	50,000	$0.63	31,500
10/27	80,000	$0.62	49,600
10/28	100,000	$0.65	65,000
10/29	100,000	$0.70	70,000

TOTAL	800,000		$518,500

			@ 25.00% = $129,625

Determination Date: November 11

If the premium above the Fixed Conversion Price is greater than or equal to 400% for a consecutive 10-day period, the holder is required within 10 days of such period to convert all or part of the outstanding principal and accrued interest but limited to 25% of the cumulative daily dollar volume traded during such period.

ARTICLE IV

EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, the amount due and owing to the Holder shall be, one hundred twenty five (125%) of the then outstanding principal amount of this Note, in each case, plus accrued and unpaid interest and fees, if any (the “Default Payment”). The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Note or the Related Agreements, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

The occurrence of any of the following events set forth in Sections 4.1 through 4.10, inclusive, is an “Event of Default”:

4.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, and in any such case, such failure shall continue for a period of five (5) business days following the date upon which any such payment was due.

4.2 Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note, the Purchase Agreement or any Related Agreement in any material respect, and, in any such case, such breach, continues for a period of fifteen (15) days after the occurrence thereof.

4.3 Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note, the Purchase Agreement or in any Related Agreement shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

4.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $200,000, and shall remain unvacated, unbonded or unstayed for a period of sixty (60) days.

4.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

4.7 Stop Trade. An SEC stop trade order or Principal Market trading suspension, so long as a change of quotation among markets is not considered a “trading suspension”, of the Common Stock shall be in effect for six (6) consecutive days or six (6) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The “Principal Market” for the Common Stock shall include the OTC Bulletin Board, Nasdaq SmallCap Market, Nasdaq National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock). It is expressly understood that movement between any exchange or quotation service set forth herein is permissible and shall not be an Event of Default under this or any Related Agreements.

4.8 Failure to Deliver Common Stock or Replacement Note. The Borrower shall fail (i) to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within two (2) business days or (ii) to deliver a replacement Note to Holder within seven (7) business days following the required date of such issuance pursuant to this Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements).

4.9 Default Under Related Agreements or Other Agreements. The occurrence and continuance of any Event of Default, without cure within the time period set forth in the Related Agreements or Other Agreements. (as defined in the Purchase Agreement or any Related Agreement) or any event of default (or similar term) of any indebtedness permitted under Section 6.12(e) of the Securities Purchase Agreement in excess of $200,000.

4.10 Change in Control. There shall be a change in control in the record or beneficial ownership of an aggregate of more than forty percent (40%) of the outstanding Common Stock, in one or more transactions with third parties, compared to the ownership of then outstanding shares of Common Stock, without the prior written consent of Holder, which consent shall not be unreasonably withheld. No such prior written consent shall be required in the sale of the Borrower’s equity securities in a public offering, nor will such consent be required with respect to issuances to the Holder. A change of control will not be deemed to occur merely through the purchase and sale of any beneficial owners’ then current interest. The centralization of investment for the purpose of obtaining control over the Company must be present for this provision to be a Event of Default. No Event of Default will occur in the event the Company shall dissolve, liquidate or merge with any other person or entity the Company is the surviving entity, or when the successor entity is solvent and expressly assumes all of the duties and obligations of the Company and its Subsidiaries under this Agreement and Related Agreements.

DEFAULT RELATED PROVISIONS

4.11 Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, if not cured within the appropriate time, the Borrower shall pay additional interest on this Note in an amount equal to one percent (1.0%) per month, and all outstanding obligations under this Note, including unpaid interest, shall continue to accrue such additional interest from the date of such Event of Default until the date such Event of Default is cured or waived.

4.12 Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

4.13 Cumulative Remedies. The remedies under this Note shall be cumulative during the longest timeline of any relevant period of cure and then only to the extent those Defaults remain outstanding.

ARTICLE V

MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

5.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement and with notice, a legal opinion or such other evidence that the Borrower deems appropriate to determine that the transfer is occurring pursuant to an exemption from registration. This Note shall not be assigned by the Borrower without the consent of the Holder.

5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

5.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.7 Security Interest. The holder of this Note has been granted a security interest in certain assets of the Borrower more fully described in a Master Security Agreement dated as of the date hereof.

5.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.9 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney’s fees.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name effective as of this 19th day of October, 2004.

Icoria, Inc.

By:	/s/ Philip R. Alfano
Name:	Philip R. Alfano
Title:	Vice President, Finance and CFO

WITNESS:

J. Barry Buzogany

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby converts $                 of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by Icoria, Inc. dated [Month]     , 2004 by delivery of Shares of Common Stock of Icoria, Inc. on and subject to the conditions set forth in Article III of such Note.

1.	Date of Conversion

2.	Shares To Be Delivered:

By:
Name:
Title: